Exhibit 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 219-1440 fax: (617) 219-1441

FOR IMMEDIATE RELEASE	Contacts:
Timothy A. Bonang, Director of Investor Relations, or Katherine L. Johnston, Manager of Investor Relations (617) 219-1440

Government Properties Income Trust Announces Results for the Periods Ended June 30, 2009

Newton, MA (August 10, 2009): Government Properties Income Trust (NYSE: GOV) today announced financial results for the quarter and six months ended June 30, 2009.  GOV completed its initial public offering on June 8, 2009.  Accordingly, GOV’s historical results of operations are not comparable to results which may be expected in future periods.

Results for the quarter ended June 30, 2009:

Net income available for common shareholders was $5.9 million for the quarter ended June 30, 2009, compared to $8.3 million for the same quarter last year.  Net income per share (EPS) for the quarter ended June 30, 2009 was $0.47.  For the quarter ended June 30, 2008, GOV did not have any outstanding shares.

Funds from operations (FFO) for the quarter ended June 30, 2009 was $9.7 million, or $0.78 per share compared to FFO for the quarter ended June 30, 2008 of $11.9 million.

The weighted average number of common shares outstanding was 12,384,066, for the quarter ended June 30, 2009.  GOV sold 11,500,000 common shares in an initial public offering on June 8, 2009.  If the initial public offering had occurred on April 1, 2009, GOV’s weighted average number of common shares outstanding would have been 21,450,000.

Results for the six months ended June 30, 2009:

Net income was $14.4 million for the six months ended June 30, 2009, compared to $16.4 million for the same period last year.  Net income per share (EPS) for the six months ended June 30, 2009 was $1.67.  GOV was formed as a wholly owned subsidiary of and issued 9,950,000 common shares to HRPT Properties Trust on February 17, 2009.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York
Stock Exchange.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

Funds from operations (FFO) for the six months ended June 30, 2009 was $21.7 million, or $2.53 per share, compared to FFO for the six months ended June 30, 2008 of $23.4 million.

The weighted average number of common shares outstanding was 8,590,055 for the six months ended June 30, 2009.  If GOV’s formation transaction and initial public offering had occurred on January 1, 2009, GOV’s weighted average number of common shares outstanding would have been 21,450,000.

Initial Public Offering:

On June 2, 2009, GOV priced its initial public offering (“IPO”) of 10,000,000 common shares at $20.00 per share.  The IPO closed on June 8, 2009 and GOV received $187,500,000 in net proceeds.  On June 30, 2009, the underwriters exercised their over allotment option, purchasing an additional 1,500,000 common shares at $20.00 per share and GOV received $28,050,000 in net proceeds.  GOV used the full net proceeds from the IPO and the exercise of the over allotment option in the amount of $215,550,000 to repay outstanding borrowings under its $250,000,000 secured credit facility that was established and fully drawn on April 25, 2009.

Conference Call:

On Monday, August 10, 2009, at 10:00 a.m. Eastern Time, Adam Portnoy, President and Managing Trustee, and David Blackman, Chief Financial Officer, will host a conference call to discuss the second quarter 2009 results.

The conference call telephone number is (888) 820-9414.  Participants calling from outside the United States and Canada should dial (913) 312-6684.  No pass code is necessary to access the call from either number.  Participants should dial in about 15 minutes prior to the scheduled start of the call.  A replay of the conference call will be available through 8:00 p.m. Eastern Time on Monday, August 17th.  To hear the replay, dial (719) 457-0820.  The replay pass code is 1047892.

A live audio webcast of the conference call will also be available in a listen only mode on GOV’s website, which is located at www.govreit.com.  Participants wanting to access the webcast should visit the company’s web site about five minutes before the call.  The archived webcast will be available for replay on GOV’s web site for about one week after the call.

Supplemental Data:

A copy of GOV’s Second Quarter 2009 Supplemental Operating and Financial Data is available for download at GOV’s web site, www.govreit.com.

Government Properties Income Trust is a real estate investment trust, or REIT, which owns properties located throughout the United States leased primarily to the U.S. Government and several state government tenants.  As of June 30, 2009, GOV owned 29 properties with 3.3 million square feet.  GOV is headquartered in Newton, Massachusetts.

Please see the pages attached hereto for a more detailed statement of our operating results and financial condition, along with an explanation of our calculation of FFO.

Government Properties Income Trust

Condensed Consolidated Statements of Income and Funds from Operations

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Rental income	$19,405	$18,862	$36,648	$37,519

Expenses:
Real estate taxes	2,113	1,982	4,219	3,940
Utility expenses	1,523	1,398	3,044	2,909
Other operating expenses	2,912	2,842	5,711	5,672
Depreciation and amortization	3,797	3,520	7,361	7,018
General and administrative	873	746	1,613	1,492
Total expenses	11,218	10,488	21,948	21,031

Operating income	8,187	8,374	16,700	16,488

Interest income	42	12	44	25
Interest expense (including amortization of deferred financing fees of $427, $—, $427 and $—, respectively)	(2,360)	(46)	(2,360)	(102)
Net income	$5,869	$8,340	$14,384	$16,411

Calculation of Funds from Operations, or FFO (1):
Net income	$5,869	$8,340	$14,384	$16,411
Plus: depreciation and amortization	3,797	3,520	7,361	7,018
FFO	$9,666	$11,860	$21,745	$23,429

Weighted average common shares outstanding	12,384	—	8,590	—

Per common share:
Net income	$0.47	—	$1.67	—
FFO	$0.78	—	$2.53	—

(1) We compute FFO as shown in the calculations above.  Our calculation of FFO is consistent with the National Association of Real Estate Investment Trusts, or NAREIT, definition of FFO.  We consider FFO to be an appropriate measure of performance for a REIT, along with net income and cash flow from operating, investing and financing activities.  We believe that FFO provides useful information to investors because by excluding the effects of certain historical amounts, such as depreciation expense, FFO can facilitate a comparison of operating performance between historical periods and among REITs.  FFO does not represent cash generated by operating activities in accordance with generally accepted accounting principles, or GAAP, and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity.  FFO is one important factor considered by our Board of Trustees in determining the amount of distributions to shareholders.  Other important factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our revolving credit facility and the availability of debt and equity capital to us and our expectations of future capital requirements and operating performance.

Government Properties Income Trust

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	June 30,	December 31,
	2009	2008
ASSETS
Real estate properties:
Land	$65,719	$65,719
Buildings and improvements	425,183	424,756
	490,902	490,475
Accumulated depreciation	(106,070)	(100,034)
	384,832	390,441
Acquired real estate leases, net	9,252	10,071
Cash and cash equivalents	451	97
Restricted cash	—	1,334
Deferred leasing costs, net	1,538	1,757
Deferred financing costs, net	6,458	—
Rents receivable	6,872	14,593
Due from affiliates	943	—
Other assets, net	1,677	1,481
Total assets	$412,023	$419,774

LIABILITIES AND SHAREHOLDERS EQUITY
Mortgage notes payable	$—	$134
Secured credit facility	43,875	—
Accounts payable and accrued expenses	5,795	3,036
Acquired real estate lease obligations, net	2,750	3,151
	52,420	6,321
Shareholders’ equity:
Common shares of beneficial interest, $.01 par value:
25,000,000 shares authorized; 21,450,000 shares issued and outstanding	215	—
Additional paid in capital	357,444	—
Cumulative net income	1,944	—
Ownership interest	—	413,453
Total shareholders’ equity	359,603	413,453

Total liabilities and shareholders equity	$412,023	$419,774